Exhibit 5.2

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

GATEWAY TOWER EAST SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

September 1, 2005

VIA HAND DELIVERY

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Re: Zions Bancorporation/Amegy Bancorporation, Inc.

Ladies and Gentlemen:

We are acting as special counsel for Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-127636) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, no par value, of the Company (the “Shares”), to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of July 5, 2005, by and among the Company, Independence Merger Company, Inc., a Texas corporation and a direct wholly owned subsidiary of the Company, and Amegy Bancorporation, Inc., a Texas corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

Members of our firm are admitted to the Bar in the State of Utah. The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the corporate laws of the State of Utah (which includes the Utah Revised Business Corporation Act, applicable provisions of the Utah Constitution and reported judicial interpretations concerning those laws), and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

Zions Bancorporation

September 1, 2005

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

We acknowledge that Pillsbury Winthrop Shaw Pittman LLP will rely on this opinion in issuing its opinion to be attached as Exhibit 5.1 to the Registration Statement and consent to such reliance.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CALLISTER NEBEKER & McCULLOUGH

A Professional Corporation